UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2010

ANTE5, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

One Hughes Drive, Suite 606, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

(323) 330-9881
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

SECTION 1.  REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry into a Material Definitive Agreement.

On October 7, 2010, ante5, Inc., a Delaware corporation (the “Company”) entered into an asset purchase agreement (the “APA”) with Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Sellers”), to acquire Sellers’ right, title, and interest in certain mineral leases (“Mineral Leases”) described in Appendix B of the APA in consideration for a total of $2,969,648 of cash, payable in full at the closing, plus 5,011,281 shares of the common stock of the Company (collectively, the “Shares”), plus assignment to the Sellers (or in Sellers’ sole discretion, reservation by the Sellers in their assignment to the Company) of a 2% overriding royalty interest in the Mineral Leases, effective on the closing.  The closing of the purchase and sale of assets will occur upon the satisfaction or waiver of the conditions set forth in the APA, but no later than October 29, 2010 unless Sellers and the Company mutually agree in writing to extend the closing date. Notwithstanding the foregoing, the Company has the right, exercisable in its sole discretion, to unilaterally extend the closing date by up to fifteen (15) more days.  A copy of the APA is attached to this Report as an exhibit.

SECTION 9.  FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

(d)          Exhibits

10.1.	Asset Purchase Agreement with Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation, dated as of October 7, 2010.

99.1.	Press release, dated October 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANTE5, INC.
(Registrant)

Date: October 12, 2010

/s/ Steven R. Lipscomb, Chief Executive Officer
Steven R. Lipscomb, Chief Executive Officer